PRESS RELEASE
October 18, 2007
(10:00 am for Immediate Release)
Chemung Financial Reports 3rd Quarter/Year-to-Date Earnings

Chemung Financial Corporation has reported third quarter unaudited net income of $2.153 million vs. $1.837 million for the third quarter of 2006, an increase of 17.2%. Earnings per share for the quarter were $0.60 as compared with $0.51 a year ago, an increase of 17.6% on approximately 52,000 fewer average shares outstanding.

Net income for the first nine months of 2007 totaled $5.671 million vs. $5.230 million for the first nine months of 2006, an increase of 8.4%. Earnings per share increased 10.5% from $1.43 to $1.58 per share on approximately 56,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Ronald M. Bentley, President & Chief Executive Officer, stated:

"We are pleased to report the improvement in both our third quarter and year-to-date net income compared to the corresponding periods in 2006. This improvement resulted primarily from increases in net interest income and non-interest income, somewhat offset by increases in operating expenses and the provision for loan losses.

Net interest income for the third quarter of 2007 increased $432 thousand when compared with the corresponding quarter of 2006, while the net interest margin was unchanged at 3.70%. This increase was due primarily to continuing strong loan growth as, on average, total loans increased $81.9 million from an average of $453.4 million during the third quarter of 2006 to an average of $535.3 million during the third quarter of this year.

A $250 thousand increase in the third quarter provision for loan losses as compared to the third quarter of 2006 reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality and loan growth.

Non-interest income for the third quarter of 2007 increased $516 thousand or 13.7% from $3.755 million to $4.271 million. This increase was due primarily to an increase in Trust and Investment Center fee income, due in large part to our acquisition in May of the trust relationships of Partners Trust Bank, as well as higher service charges, credit card merchant revenue and cash management fee income.

A $142 thousand or 1.9% increase in operating expenses from $7.329 million to $7.471 million was principally due to higher compensation and occupancy expenses, as well as higher amortization expense related to the intangible associated with the purchase of trust relationships from Partners Trust Bank. These increases were somewhat offset primarily by a reduction in the cost of employee benefits and lower costs associated with Other Real Estate Owned ("OREO"), consisting of properties previously foreclosed upon, as well as reductions in marketing and advertising and furniture and equipment expenses.

Net interest income for the first nine months of 2007 increased $776 thousand or 4.2% from $18.350 million to $19.126 million, with the net interest margin declining 1 basis point to 3.68%. Again, we point to the strength of our loan growth as being a principal factor in this increase in net interest income, with average loans having increased $70.5 million or 15.9% from $442.2 million during the first nine months of 2006 to $512.7 million during the first nine months of this year.

Based on an analysis of the factors noted above, the provision for loan losses was $725 thousand higher than the amount expensed during the first nine months of 2006.

Non-interest income for the first nine months of 2007 increased $1.627 million or 15.2%. Higher Trust and Investment Center fee income and gains on the sale of OREO contributed significantly to this increase, as well as increases in credit card merchant revenue, service charges and check card interchange fee income.

Similar to third quarter results, an $838 thousand or 3.9% increase in operating expenses compared to the first nine months of last year was due in large part to higher compensation, occupancy and amortization expenses, offset to some extent primarily by a decrease in the cost of employee benefits and costs associated with OREO.

In summary, many factors contributed to our improved year-over-year results including: (1) continued strong loan growth; (2) the acquisition of $350 million in trust relationships from Partners Trust Bank; (3) success in reducing the level of non-performing loans and the sale of OREO properties; (4) higher service charge income driven by growth in our checking account base; (5) continued success in penetrating the Ithaca and Tompkins County market; (6) better employee benefit expense management; and (7) our unwavering commitment to the delivery of superior client service and the building of total and lasting client relationships. On September 13th we opened our 17th branch office at 127 Court Street in downtown Binghamton. This office will specialize in serving the newly acquired trust clients from Partners Trust Bank as well as the professional and business community in the greater Binghamton area. With the banking consolidation occurring in this market, we believe the business and professional community is seeking an alternative and will appreciate and value our brand of community banking."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.